EXHIBIT 10.6

Blackstone CQP Holdco LP
345 Park Avenue
New York, NY 10154
June 23, 2013
Cheniere Energy Partners, L.P.
c/o H. Davis Thames
700 Milam Street, Suite 800
Houston, Texas 77002

Re:	Engagement of Consultant Under Investors' and Registration Rights Agreement

Dear Mr. Thames:
The purpose of this letter agreement is to acknowledge the agreement between Blackstone CQP Holdco LP (“Blackstone”) and Cheniere Energy Partners, L.P. (“CQP”) regarding the engagement of Philip Meier (through Meier Consulting LLC) (“Meier”) to serve as the Consultant (as defined in Section 4.1.2 of the Investors' and Registration Rights Agreement among Cheniere Energy, Inc., Cheniere Energy Partners GP, LLC, CQP, Cheniere Class B Units Holdings, LLC and Blackstone (the “IRRA”)). In consideration for the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
1.Blackstone shall appoint Meier to serve as the Consultant, effective as of June 15, 2013, and Meier is reasonably acceptable to CQP. Meier's services as the Consultant shall be subject to the terms and conditions of Section 4.1.2 of the IRRA.

2.As set forth in Section 4.1.2 of the IRRA, CQP will pay (or reimburse Blackstone for) all fees and expenses of the Consultant (or any replacement thereof) (including, without limitation, the Annual Base Consulting Fee, Annual Performance Fee and the Phantom Equity Fees described in the letter agreement between Blackstone, Meier and Meier Consulting LLC, dated as of June 14, 2013, as amended (the “Consulting Agreement”)); provided that, notwithstanding anything to the contrary herein or in Section 4.1.2 of the IRRA, Blackstone shall pay (and shall not seek reimbursement from CQP for) (i) 75% of all fees of the Consultant described in the Consulting Agreement, (ii) 75% of all expenses of the Consultant incurred in connection with Services (as defined in the Consulting Agreement) relating to the Liquefaction Project which are either to be paid or reimbursed by Blackstone under the Section 2 of the Consulting Agreement, and (iii) 100% of all other fees and expenses of the Consultant. Blackstone shall not amend, supplement or otherwise modify Section 2 or Section 3 of the Consulting Agreement or otherwise agree to pay or pay the Consultant any fees or reimburse or otherwise pay any expenses of the Consultant in respect of the Services relating to the Liquefaction Project without the prior written approval of CQP; provided that, for the avoidance of doubt, (x) the Annual Performance Fee (as defined in the Consulting Agreement) with respect to each calendar year shall be determined by Blackstone in its sole discretion, subject to the terms of the Consulting Agreement, and (y) the prior written approval of CQP shall not be required in respect of Blackstone's payment or reimbursement obligations to the Consultant set forth in the Consultant Agreement or in respect of any Services (as defined in the Consulting Agreement) that are not Services relating to the Liquefaction Project. Blackstone represents and warrants to CQP that, except for the Consulting Agreement, there are no written or oral agreements between Blackstone and the Consultant obligating the payment of any fees or expenses to the Consultant.

3.Blackstone shall, on or within 30 days following the date hereof, appoint Meier as an Investor CQP Director (as defined in the Third Amended and Restated Limited Liability Company Agreement of Cheniere Energy Partners GP, LLC, dated as of August 9, 2012, as amended (the “GP LLC Agreement”)) and Meier shall serve as an Investor CQP Director until his resignation or removal pursuant to the terms of the GP LLC Agreement.

4.This letter agreement is solely and exclusively between Blackstone and CQP and any obligations created herein shall be solely the obligation of the parties hereto. Meier and Meier Consulting LLC (and its contractors, employees, agents and other representatives) and their respective affiliates shall have no rights hereunder.

5.This letter agreement and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws rules that would require or permit the application of the laws of another jurisdiction.
(Signature page follows)
HOU:3214003.14

Signature Page to Letter Agreement Regarding Philip Meier

If the foregoing memorializes our agreement, please sign in the space provided below and return a fully executed counterpart to the undersigned.

Kindest regards,

BLACKSTONE CQP HOLDCO LP

By:	Blackstone CQP Holdco GP LLC, its
general partner

By:	Blackstone Management Associates VI L.L.C.,
its sole member

By:	BMA VI L.L.C., its sole member

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

Agreed and accepted as of the first date set forth above:

Cheniere Energy Partners, L.P.
By:	Cheniere Energy Partners GP, LLC,
its general partner

By:	/s/ H. Davis Thames
	Name:	H. Davis Thames
	Title:	Senior Vice President and
Chief Financial Officer

Signature Page to Letter Agreement Regarding Philip Meier

Blackstone CQP Holdco LP
345 Park Avenue
New York, NY 10154

June 14, 2013
Philip Meier

Dear Mr. Meier:

This letter agreement will confirm our arrangements for consulting services described in Section 1, below, related to the investment by Blackstone CQP Holdco LP (“Blackstone”) in Cheniere Energy Partners, L.P. (“Cheniere”) to be provided by Philip Meier (“you” or “Meier”) through Meier Consulting LLC (the “Consultant”). The Consultant will provide such services (and you agree to cause the Consultant to provide such services) on the following terms:

1)In connection with Blackstone's investment in Cheniere, Blackstone and Cheniere have agreed that Blackstone is entitled to engage a third-party engineering consultant, who will be entitled to information regarding the liquefaction facilities to be developed, owned and operated by Sabine Pass Liquefaction, LLC, at the liquefied natural gas terminal in Cameron Parish, Louisiana, including Train 1, Train 2, Train 3 and Train 4 (each as defined in the Unit Purchase Agreement, dated May 14, 2012, by and among Cheniere, Blackstone and Cheniere Energy, Inc., and each, a “Train”) and the related facilities, equipment and activities incidental thereto (the “Liquefaction Project”), and to observe, attend or request meetings with relevance to the construction of the Liquefaction Project. The Consultant has been selected as such consultant. In this role, the Consultant will assist Blackstone by providing such services as may be requested by Blackstone from time to time relating to Cheniere, including but not limited to monitoring the progress of, and providing diligence reports in respect of, the Liquefaction Project, and such other services described in Exhibit A attached hereto (collectively, the “Services”). The Consultant shall provide the Services during the period beginning on June 15, 2013 (the “Commencement Date”) and ending on the date determined in accordance with Section 7, below. The Consultant agrees to perform the Services using at least the degree of skill and diligence normally practiced by professional engineers or consultants performing the same or similar services.

2)As compensation for the Services, the Consultant will (a) receive an annual base consulting fee from Blackstone at the rate of $375,000 per year, payable in equal installments not less frequently than monthly (the “Annual Base Consulting Fee”) and (b) be eligible, with respect to each calendar year beginning with 2013, to receive an annual performance consulting fee from Blackstone of up to $200,000 (the “Annual Performance Fee”) in the discretion of Blackstone based on an evaluation of the Consultant's performance during such calendar year; provided that, notwithstanding the foregoing, subject to the Consultant's continued performance through December 31, 2013, the amount of the Annual Performance Fee with respect to 2013 shall be equal to $125,000. Each Annual Performance Fee will be payable as soon as practicable following the calendar year to which it relates, but no later than January 31st of such following calendar year. The Consultant shall be based out of your home office (when not traveling in connection with the Services), however, Blackstone will explore obtaining Houston office space for the Consultant. In addition, Blackstone shall pay or reimburse the Consultant for all reasonable business expenses incurred in connection with providing the Services, in accordance with reimbursement policies and procedures to be agreed upon in good faith by Blackstone and the Consultant. All desired medical insurance for you shall be purchased by the Consultant at its sole expense. Blackstone agrees to seek the opportunity for the Consultant to purchase such medical insurance either through Cheniere or Blackstone affiliations.

3)In addition, the Consultant will be entitled to receive an additional “phantom equity” consulting fee from Blackstone upon “Substantial Completion” (as such term or the functionally equivalent term is defined in the engineering, procurement and construction agreement for the applicable train) of each Train (collectively, the “Phantom Equity Fees”). Each Phantom Equity Fee will be payable within 75 days of Substantial Completion of the applicable Train, subject to the Consultant's continued services through the date of the applicable Substantial Completion. The amount of the Phantom Equity Fee with respect to each Train will be determined as follows:

(a)    The Phantom Equity Fee with respect to Train 1 shall equal the product of (i) 83,333, (ii) 15% and (iii) the fair market value of a Unit of Cheniere Energy Partners LP (“CQP” as listed on the NYSE), as of the date of Substantial Completion of Train 1;

(b)    The Phantom Equity Fee with respect to Train 2 shall equal the product of (i) 83,333, (ii) 15% and (iii) the fair market value of a Unit of CQP, as of the date of Substantial Completion of Train 2;

(c)    The Phantom Equity Fee with respect to Train 3 shall equal the product of (i) 83,333, (ii) 30% and (iii) the fair market value of a Unit of CQP, as of the date of Substantial Completion of Train 3; and

(d)    The Phantom Equity Fee with respect to Train 4 shall equal (i) the product of (A) 83,333 and (B) the fair market value of a Unit of CQP, as of the date of Substantial Completion of Train 4 less (ii) the sum of all payments made with respect to Train 1, Train 2 and Train 3 pursuant to this Section 3. For the avoidance of doubt, if the amount set forth in subsection (ii) exceeds the amount set forth in subsection (i), no Phantom Equity Fee shall be paid with respect to Train 4, but the Consultant shall not be required to repay any such excess to Blackstone.

4)CONFIDENTIALITY:

(a)    You and the Consultant will not, during the term of this letter agreement and thereafter, disclose, divulge or use for any purpose any Confidential Information (as defined below) to any third party, nor will you or the Consultant use Confidential Information for any purpose other than the performance of the Services on behalf of Blackstone. As used in this letter agreement, Confidential Information means any confidential information provided to you or the Consultant regarding the Liquefaction Project or any proprietary information of Blackstone or its affiliates provided to you or the Consultant. You and the Consultant will not, during the term of this letter agreement and thereafter, use Blackstone's or Cheniere's name or any name of their respective subsidiaries or affiliates, or any adaptations of those names, for advertising, trade or other commercial purposes without Blackstone's prior written consent. The Consultant, Meier and their respective contractors, employees and agents (collectively, “Representatives”) shall not hold themselves out as employees, affiliates, or subsidiaries of Blackstone or Cheniere at any time while performing Services under this letter agreement. Any materials provided to you or the Consultant by Blackstone pursuant to this letter agreement or in connection with your or the Consultant's performance of Services hereunder, bearing any Blackstone names, logos, styles or trademarks may be used by you or the Consultant only as necessary to perform Services under this letter agreement.

(b)    Each of Meier and the Consultant recognizes that Blackstone has received and in the future will receive from Cheniere and other third parties their confidential or proprietary information subject to a duty on Blackstone's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Accordingly, each of Meier and the Consultant agrees that they each owe Blackstone, Cheniere and such third parties, during the term of this letter agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, and Meier and the Consultant will not, during the term of this letter agreement and thereafter, disclose or use such information except as necessary in carrying out the Services for Blackstone consistent with Blackstone's agreement with Cheniere or such other third party pursuant to agreements made available or provided to the Consultant by Blackstone or Cheniere.

(c)    Upon the termination of the Consultant's services pursuant to this letter agreement, or upon Blackstone's earlier request, you and the Consultant will deliver to Blackstone all of Blackstone's property and Confidential Information that you or the Consultant may have in your or its possession or control.

5)The Consultant agrees that it shall take all direction from, and to report to Sean Klimczak of Blackstone Energy Partners and Blackstone Capital Partners VI or, in his absence, the Senior Managing Director of Blackstone Management Partners L.L.C. who is overseeing Blackstone's investment in Cheniere.

6)You and the Consultant represent and certify that neither you nor the Consultant has any outstanding agreement or other obligation, whether or not written, that is in conflict with any of the provisions of the terms hereof, that would preclude either you or the Consultant from complying with the provisions hereof, or that would be violated by your or the Consultant's performance of the Services. You and the Consultant further represent and certify that neither you nor the Consultant will enter into any such conflicting agreement or other obligation during the term of this letter agreement. You and the Consultant agree that during the Restricted Period (as defined below) neither you nor the Consultant will be employed by, be a consultant to, or provide development, construction, engineering, operating or management services to, any person or entity owning, managing, operating, planning or constructing a liquefaction facility or any other facility anywhere in the United States (other than Blackstone as contemplated by this letter agreement). For purposes of this letter agreement, “Restricted Period” shall mean the period beginning on the Commencement Date and ending on (a) the first anniversary of the date of the termination of the Consultant's services hereunder if such termination date is prior to the date of Substantial Completion of Trains 1 and 2; (b) the nine-month anniversary of the date of the termination of the Consultant's services hereunder if such termination date is following the date of Substantial Completion of Trains 1 and 2 but prior to the date of Substantial Completion of Train 3; (c) the six-month anniversary of the date of the termination of the Consultant's services hereunder if such termination date is following the date of Substantial Completion of Trains 1, 2 and 3 but prior to the date of Substantial Completion of Train 4; and (d) the date of the termination of Consultant's services hereunder if such termination date is on or following the date of Substantial Completion of Trains 1, 2, 3 and 4.

7)The Consultant and Blackstone acknowledge and agree that both the Consultant and Blackstone expect that the Consultant will continue to serve as consultant to Blackstone pursuant to this letter agreement through Substantial Completion of Trains 1 - 4. Notwithstanding the foregoing or anything else herein to the contrary, (a) Blackstone may terminate the Consultant's services pursuant to this letter agreement immediately and without prior notice if (x) the Consultant refuses to or is unable to perform the Services, (y) the Consultant is in breach of any material provision of this letter agreement or (z) Cheniere or its independent directors remove the Consultant as Blackstone's consultant as a result of the Consultant's being unreasonably disruptive to the business of Cheniere, pursuant to the agreement between Cheniere and Blackstone regarding Blackstone's entitlement to engage a consultant (each of the foregoing clauses, (x), (y) and (z), a “For Cause Termination”), and (b) either the

Consultant or Blackstone may terminate the Consultant's services pursuant to this letter agreement other than pursuant to a For Cause Termination upon not less than 30 days' advance written notice to the other party. Notwithstanding any termination of this letter agreement, the provisions of Section 4 and Sections 6 through 12 hereof shall survive the termination of this letter agreement.

8)Upon termination of the Consultant's services pursuant to this letter agreement, Blackstone shall pay to the Consultant any unpaid Annual Base Consulting Fee due with respect to services provided through the termination date and any Annual Performance Fee for any calendar year completed prior to such termination. The Consultant will not be entitled to receive any other payments from Blackstone pursuant to this letter agreement.

9)It is hereby understood and agreed by the Consultant and Blackstone that (a) no relationship of principal and agent will exist between the Consultant and Blackstone, (b) the rendering of the Services pursuant to this letter agreement is as an independent contractor, within the meaning of the Internal Revenue Code of 1986, as amended, and not as a director, officer, partner, member, agent, representative or employee of Blackstone, (c) nothing in this letter agreement will make the Consultant or any of its Representatives an employee of Blackstone or entitle the Consultant or any of its Representatives to any benefits (including membership in insurance, pension and other group benefit plans) or any other forms of compensation that Blackstone may grant to any of its employees, and (d) as an independent contractor, the Consultant will be solely responsible for complying with all applicable laws, rules and regulations concerning income, employment and other tax withholding, social security contributions, pension fund contributions, unemployment contributions and similar matters and Blackstone shall not be required to withhold income, employment or other taxes from payments to the Consultant and will report all payments to the Internal Revenue Service on a 1099 form. The Consultant shall and does hereby release and hold Blackstone harmless from and against any taxes or other similar liabilities owed by the Consultant. The Consultant agrees to complete and sign a W-9 form and provide such other information to Blackstone as Blackstone may reasonably request from time to time. This letter agreement is not a contract of employment between the Consultant and Blackstone, and the Consultant and Blackstone hereby agree and acknowledge that this letter agreement does not impose any obligation on Blackstone to offer employment to or otherwise continue the Consultant's services at any time. The Consultant hereby acknowledges and agrees that, unless otherwise authorized or directed in writing by Blackstone, the Consultant shall have no right or authority to act, make commitments, or enter into any agreements or other arrangements, in connection with any matter, in the name or on behalf of Blackstone, or to assume or create any obligation or liability of any kind whatsoever, express or implied, in the name or on behalf of Blackstone. The Consultant further acknowledges and agrees that the Consultant has no right or authority to act, make commitments, or enter into any agreements or other arrangements, in connection with any matter, in the name or on behalf of Cheniere, or to assume or create any obligation or liability of any kind whatsoever, express or implied, in the name or on behalf of Cheniere.

10)Neither this letter agreement nor any right hereunder or interest herein may be assigned or transferred by Meier or the Consultant without the express written consent of Blackstone. In addition, the Consultant shall cause Meier, individually, to be available to provide the Services and, unless the context specifically provides otherwise, all references to the Consultant (including without limitation in Section 4, Section 6 and Section 9) shall be deemed to be references to the Consultant, to Meier individually, and to each employee, agent, member or service provider of the Consultant. You hereby agree to be bound by the provisions of sections 4, 5, 6, 9, 10, 11 and 12 of this letter agreement and agree that notwithstanding any termination of this letter agreement, the provisions of said sections shall continue to be binding upon you in all respects and shall survive in accordance with their terms, including such terms which provide for specific survival periods as set forth therein.

11)The laws of the state of New York shall govern the validity of this letter agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto, without regard to the conflict of law provisions that would result in the application of the laws of any other jurisdiction. Each party hereto waives any objection to jurisdiction on the grounds of venue, forum non-conveniens or any other grounds and irrevocably consents to service of process by mail (to the address set forth above) or in any other manner permitted by applicable law and consents to the exclusive jurisdiction of the courts located in the State of New York located in the County of New York and of the United States District Court for the State of New York located in the Southern District of Manhattan for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and the parties hereto agree not to commence any action, suit or proceeding relating thereto except in such courts). To the extent that in any jurisdiction a party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such party shall not claim, and hereby irrevocably waives, such immunity. The parties hereto further hereby waive any right to a trial by jury with respect to any action, suit or judicial proceeding arising or relating to this letter agreement. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. Each of Cheniere and Sabine Pass Liquefaction, LLC is an intended third-party beneficiary of the provisions of Sections 4, 5, 6, 9, 10, 11 and 12 of this letter agreement to which it has an interest and shall be entitled to enforce any and all of such provisions to the same extent as if it was a party hereto and such sections may not be amended, supplemented or otherwise modified without Cheniere's prior written consent.

12)This letter agreement is the entire agreement of the parties hereto and supersedes any prior or contemporaneous agreements or understandings between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this letter agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

* * * * *

Thank you very much for working with Blackstone as an independent consultant with respect to the matters set forth herein. Please acknowledge your agreement and acceptance of the foregoing by signing in the space indicated below and returning an originally executed copy of this letter agreement. We look forward to working with the Consultant on this exciting project.

Kindest regards,

BLACKSTONE CQP HOLDCO LP

By:	Blackstone CQP Holdco GP LLC, its
general partner

By:	Blackstone Management Associates VI L.L.C.,
its sole member

By:	BMA VI L.L.C., its sole member

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

Agreed and accepted:

/s/ Philip Meier
Philip Meier

/s/ Meier Consulting LLC
Meier Consulting LLC

Exhibit A

▪	Cheniere

▪	Blackstone technical interface with project team

▪	Work with Keith Teague and construction management to ensure delivery of project

▪	Review Bechtel's construction reports

▪	Monitor Bechtel's progress, challenge procedures as necessary, and ensure transparent reporting

▪	Member of Cheniere Energy Partners LP Board

▪	Other Projects

▪	Technical advisor to ongoing and future project engagements

▪	Meet with management teams and contractors as necessary to provide technical job assessments and assist management, as deemed appropriate by Blackstone

▪	Review and advise on contracting plans and strategies and provide input on contract terms

▪	Site visits as necessary to inspect and validate progress and quality

▪	Member of project boards as deemed necessary by Blackstone

▪	Manage periodic progress meetings with projects and address issues